                                                                    Exhibit 12.1

                             COMPUTATION OF RATIO OF

                          EARNINGS TO FIXED CHARGES (1)

                                    Nine Months Ended                                  Fiscal Year (2)
                               ----------------------------  --------------------------------------------------------------------
                               September 29,  September 30,
                                   2002           2001           2001          2000          1999          1998          1997
                               -------------  -------------  ------------  ------------  ------------  ------------  ------------
                                                                             (dollars in millions)
Income before income taxes     $      39.987  $      13.705  $     11.696  $      9.835  $      4.986  $     23.246  $     24.270
Minority Interest                      6.195             --            --            --            --            --            --

Fixed Charges
   Interest Expense                   35.471         34.245        44.322        53.346        50.581        39.947        37.479
   Expenses related to
    indebtedness (3)                   0.526          0.625         0.830         0.938         0.836            --            --
   Estimated interest
    portion of                         1.476          2.940         4.129         5.228         4.562         8.703         5.120
    rental expense
   Piedmont fixed charges                 --          5.228         6.668         7.432         6.911         6.837         7.219
                               -------------  -------------  ------------  ------------  ------------  ------------  ------------

Total fixed charges                   37.473         43.037        55.949        66.944        62.890        55.487        49.818

Earnings, as defined                  83.655         56.742        67.645        76.779        67.876        78.733        74.088

Ratio of earnings to fixed              2.23           1.32          1.21          1.15          1.08          1.42          1.49
   charges

(1) For purposes of computing this ratio, (a) "earnings" consists of income from continuing operations before income taxes and minority interest plus fixed charges and (b) "fixed charges" consists of interest expensed; the amortized premiums, discounts and capitalized expenses related to indebtedness; and the estimated interest portion of our rental expense.

(2) Our fiscal year ends on the Sunday nearest December 31. All years presented are 52-week years, except for 1998, which was a 53-week year.

(3) Consists of the amortized premiums, discounts and capitalized expenses related to indebtedness.